Exhibit 99.1


                   New York Community Bancorp, Inc.
Reports 3rd Quarter 2007 Cash Earnings Per Diluted Share of $0.38,(1)
   Diluted GAAP EPS of $0.35, and Diluted Operating EPS of $0.23(2)

      Board of Directors Declares $0.25 Per Share Quarterly Cash
                               Dividend

    Performance Highlights

    -- Stable Net Interest Margin: Our net interest margin measured 2.41% and 2.44% in 3Q and 2Q 2007; year-over-year, our third quarter 2007 margin was up 17 basis points.

    -- Solid Asset Quality: At quarter-end, non-performing assets represented 0.07% of total assets and non-performing loans represented 0.11% of total loans.

    -- Consistent Operating Efficiency: Our operating efficiency ratio equaled 40.06% in 3Q 2007, as compared to 40.48% and 40.68% in the trailing and year-earlier three months.(3)

    -- Sale of Atlantic Bank Headquarters: The sale of our Atlantic Bank headquarters was completed on July 16th, generating a third quarter 2007 pre-tax gain of $64.9 million, equivalent to $44.8 million, or $0.14 per diluted share, after-tax.

    -- Acquisition of Doral Branch Network Completed: We completed the acquisition of 11 branches in New York City from Doral Bank, FSB ("Doral") on July 26, 2007.

    --  Synergy Acquisition Completed: The acquisition of Synergy
        Financial Group, Inc. ("Synergy") on October 1st added 21 branches to our franchise in central New Jersey, and provided assets of approximately $900 million and deposits of approximately $500 million.(4)

    -- Tangible Capital Strength: Tangible stockholders' equity equaled 5.74% of tangible assets excluding after-tax mark-to-market adjustments on securities; including the adjustments, the ratio was 5.69% at quarter-end.(5)

    Business Editors

    WESTBURY, N.Y.--(BUSINESS WIRE)--Oct. 19, 2007--New York Community Bancorp, Inc. (NYSE: NYB) (the "Company") today reported GAAP earnings of $110.9 million, or $0.35 per diluted share, for the three months ended September 30, 2007, and cash earnings of $119.6 million, or $0.38 per diluted share.(1) The Company's cash earnings thus contributed $8.7 million, or 7.9%, more to tangible capital at September 30, 2007 than its GAAP earnings contributed.

    The Company's third quarter 2007 GAAP and cash earnings included an after-tax gain of $44.8 million, or $0.14 per diluted share, on the sale of its Atlantic Bank headquarters building in July. The after-tax gain more than offset an after-tax loss of $5.0 million, or $0.02 per diluted share, on the sale of securities during the quarter, in connection with the previously announced repositioning of the post-merger balance sheet. Excluding these amounts, the Company reported third quarter 2007 operating earnings of $71.2 million, or $0.23 per diluted share.(2)

    For the nine months ended September 30, 2007, the Company reported GAAP earnings of $211.7 million, or $0.69 per diluted share, and cash earnings of $272.9 million, or $0.89 per diluted share.(1) Accordingly, the Company's nine-month cash earnings contributed $61.2 million, or 28.9%, more to tangible capital at September 30, 2007 than its GAAP earnings contributed. In addition, the Company reported operating earnings of $207.8 million, or $0.68 per diluted share, for the nine months ended September 30, 2007.(2)

    Commenting on the Company's third quarter performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, "We are pleased with the results we produced in the third quarter of 2007, and with the opportunities the quarter presented to demonstrate the merits of our business plan. In particular, I would like to point out the contribution to tangible capital of our third quarter and nine-month cash earnings, which were $0.38 and $0.89 per diluted share, respectively.

    "Once again, our margin was a significant factor in our performance, with third quarter prepayment penalty income of $17.1 million recorded on the heels of our all-time high of $22.3 million in the second quarter of this year. In addition, the $17.1 million was more than three times the level recorded in the year-earlier third quarter, contributing to a 156% increase in prepayment penalty income year-to-date. As a result, our margin equaled 2.41% in the third quarter of 2007, representing a modest three-basis point reduction from the second quarter measure, but a year-over-year increase of 17 basis points.

    "Another third quarter highlight was the continuing quality of our assets," Mr. Ficalora continued. "In a market beset with credit woes, our record of asset quality continues to be solid. Non-performing assets represented 0.07% of total assets at the end of September, and the $151,000 of loans we charged off consisted of consumer and unsecured credits that were acquired in our early merger transactions. While we do not expect to remain immune to the negative turn in the credit cycle, we believe that our multi-family lending niche and the strength of our credit and underwriting standards will enable us to maintain our record of asset quality in the quarters ahead.

    "Although the quality of our assets has always been important to us, its significance has become even greater in today's marketplace. Not only does it distinguish us from many other institutions, it also factors significantly in our ability to maintain our capital strength. At September 30, 2007, our tangible stockholders' equity equaled 5.74% of tangible assets, excluding mark-to-market securities adjustments; including these adjustments, the ratio was 5.69%.

    "Our growth-through-acquisition strategy has been very much apparent in 2007," Mr. Ficalora noted, "and we've just completed our seventh transaction in as many years. With our acquisition of Synergy Financial Group on October 1st and PennFed on April 2nd, we added more than $2 billion in deposits and 45 branches to our Community Bank franchise in New Jersey. We also acquired deposits in connection with our purchase of Doral's branch network in New York City, which added 11 branches to our Commercial Bank franchise on July 26th. The deposits we've acquired over the course of this year have enabled us to pay down a portion of our higher-cost funding, and to price our depository products somewhat conservatively.

    "Another recent benefit of an earlier merger transaction was the sale of our Atlantic Bank headquarters building at Herald Square. We acquired Atlantic Bank in April 2006 for $400 million, and generated gross proceeds of $105 million through the sale of its headquarters in July. The sale generated an after-tax gain of $44.8 million, which added $0.14 to our third quarter diluted GAAP and cash earnings per share."

    $0.25 Per Share Dividend to be Paid on November 15, 2007

    "In view of the strength of our capital and our earnings, the Board of Directors last night declared a $0.25 per share dividend, payable on November 15, 2007 to shareholders of record on November 6th," Mr. Ficalora said. "The dividend continues to be an important component of our shareholders' return on investment, and our commitment to maintaining it at the current level is supported by our confidence in our earnings capacity."

    Balance Sheet Summary

    The Company recorded total assets of $30.0 billion at September 30, 2007, reflecting a linked-quarter increase of $416.2 million and a $1.6 billion increase from the balance recorded at December 31, 2006. The linked-quarter increase was partially due to the Doral transaction, which contributed assets of $494.4 million at the time of its completion. In addition to the assets acquired from Doral in the third quarter, the nine-month increase partially reflects the transaction with PennFed Financial Services, Inc. ("PennFed") on April 2nd.

    Loans

    The loan portfolio totaled $19.0 billion at September 30, 2007, signifying an $83.0 million increase from the balance at June 30, 2007 and a $651.8 million reduction from the balance recorded at December 31, 2006. While loan production rose in the third quarter of the year, and certain loans were acquired in the Doral transaction, the growth of the portfolio was hindered by an increase in repayment activity. Repayments totaled $6.0 billion in the nine months ended September 30, 2007, including $1.3 billion in the third quarter of the year. During the quarter, prepayment penalty income totaled $17.1 million, boosting the year-to-date total to $53.1 million. In contrast, the Company recorded prepayment penalty income of $5.3 million in the year-earlier third quarter and $20.8 million in the year-earlier nine-month period.

    In the third quarter of 2007, the Company recorded loan originations of $1.2 billion, exceeding the trailing quarter's production by $174.6 million and boosting the year-to-date total to $3.4 billion. Multi-family loans accounted for $1.7 billion, or 50.6%, of year-to-date originations, and for $680.8 million, or 57.3%, of loans produced in the third quarter of the year. Commercial real estate and construction loans represented $305.6 million and $461.0 million, respectively, of year-to-date originations, including $152.8 million and $83.0 million, respectively, in the last three months. The Company also originated $820.7 million of commercial and industrial ("C&I") loans in the first nine months of 2007, including third quarter originations of $253.1 million.

    Multi-family loans represented $13.6 billion, or 71.8%, of total loans at September 30, 2007, up $97.0 million from the June 30, 2007 balance and down $893.0 million from the balance recorded at year-end 2006. At September 30, 2007, the average multi-family loan had a principal balance of $3.5 million, and the portfolio had an average loan-to-value ratio of 63.4%. The expected weighted average life of the portfolio was 3.5 years at quarter-end.

    Commercial real estate loans represented $3.1 billion, or 16.3%, of total loans at September 30, 2007, down $117.2 million from the balance at June 30, 2007 and $17.7 million from the balance at year-end 2006. The portfolio had an average loan-to-value ratio of 56.8% and an expected weighted average life of 3.3 years at September 30, 2007. The average commercial real estate loan had a principal balance of $2.0 million at that date.

    Construction loans represented $1.1 billion, or 6.0%, of total loans at September 30, 2007, down $4.6 million from the balance recorded at June 30, 2007 and up $37.8 million from the balance recorded at year-end 2006. At September 30, 2007, the average construction loan had a remaining life of less than 18 months on advanced funds.

    Other loans totaled $817.0 million at September 30, 2007, and were up $81.4 million and $141.5 million from the balances recorded at June 30, 2007 and December 31, 2006, respectively. C&I loans represented $722.7 million of the third quarter-end total, up from $629.4 million and $641.8 million, respectively, at the earlier dates.

    At the present time, the Company's pipeline amounts to approximately $937 million, including approximately $617 million of multi-family loans.

    Asset Quality

    The Company recorded non-performing assets of $22.3 million at September 30, 2007, representing 0.07% of total assets at that date. At June 30, 2007 and December 31, 2006, non-performing assets totaled $14.7 million and $22.5 million, representing 0.05% and 0.08% of total assets, respectively.

    Non-performing loans represented $20.8 million, or 0.11%, of total loans at the close of the current third quarter, as compared to $13.7 million, or 0.07%, at June 30, 2007 and $21.2 million, or 0.11%, at December 31, 2006. Other real estate owned accounted for $1.5 million of non-performing assets at September 30, 2007, as compared to $994,000 and $1.3 million, respectively, at the earlier dates.

    The allowance for loan losses totaled $88.0 million at September 30, 2007, as compared to $88.2 million and $85.4 million, respectively, at June 30, 2007 and December 31, 2006. While the allowance was reduced on a linked-quarter basis by charge-offs of $151,000, the increase from the year-end 2006 balance reflects the addition of a $2.9 million loan loss allowance in connection with the PennFed transaction, which more than offset the $286,000 of charge-offs recorded over the nine-month period.

    Securities

    The Company sold $1.1 billion of lower-yielding securities early in the third quarter and utilized the proceeds to invest in higher-yielding agency-backed obligations. In addition, the Company acquired certain agency-backed obligations in connection with the Doral transaction. Reflecting these actions, securities totaled $5.9 billion and represented 19.6% of total assets at the close of the current third quarter, as compared to $5.7 billion, representing 19.2% of total assets, at June 30, 2007, and $4.9 billion, representing 17.3% of total assets, at December 31, 2006.

    Available-for-sale securities represented $1.5 billion, or 25.0%, of total securities at September 30, 2007, a $1.3 billion reduction from the June 30, 2007 balance and a $464.1 million reduction from the year-end 2006 amount. In contrast, held-to-maturity securities represented $4.4 billion, or 75.0%, of total securities at September 30, 2007, signifying a $1.5 billion increase from the trailing quarter-end level and a $1.4 billion increase from the balance at year-end 2006.

    Funding Sources

    Deposits rose $948.5 million to $13.6 billion in the first nine months of 2007, largely reflecting deposits acquired in the transactions with PennFed and, to a lesser extent, Doral. In the three months ended September 30, 2007, deposits declined by $201.8 million, primarily due to a $262.1 million decrease in certificates of deposit ("CDs") to $6.6 billion, as the Company continued to focus on reducing such higher-cost sources of funds.

    Borrowed funds totaled $12.1 billion at September 30, 2007, up $507.6 million from the trailing quarter-end balance and $198.5 million from the balance recorded at December 31, 2006. Wholesale borrowings accounted for $11.2 billion of the total at September 30, 2007, as compared to $10.7 billion and $11.1 billion, respectively, at the earlier dates. The three-month increase partially reflects the borrowings acquired in the transaction with Doral.

    Stockholders' Equity

    The Company recorded total stockholders' equity of $4.0 billion at September 30, 2007, a $70.0 million increase from the balance at June 30, 2007 and a $341.6 million increase from the balance recorded at December 31, 2006. The September 30, 2007 amount was equivalent to 13.42% of total assets and a book value of $12.85 per share, based on 313,633,512 shares.

    Tangible stockholders' equity totaled $1.6 billion at the end of September, up $54.7 million from the second quarter-end balance and $133.9 million from the balance recorded at December 31, 2006. Excluding after-tax mark-to-market adjustments on securities of $13.3 million, adjusted tangible stockholders' equity represented 5.74% of adjusted tangible assets at the current third-quarter end. The comparable ratios were 5.80% and 5.66%, respectively, at June 30, 2007 and year-end 2006. Including the adjustments, tangible stockholders' equity represented 5.69% of tangible assets at September 30, 2007, as compared to 5.57% and 5.47%, respectively, at the earlier dates.(5)

    The Company's subsidiary banks also reported solid levels of capital at September 30, 2007, and continued to exceed the requirements for classification as "well capitalized" institutions under the FDIC Improvement Act. At quarter-end, New York Community Bank had a leverage capital ratio of 8.05% and New York Commercial Bank had a leverage capital ratio of 11.35%.

    Third Quarter 2007 Earnings Summary

    Net Interest Income

    The Company recorded net interest income of $154.9 million in the three months ended September 30, 2007, as compared to $161.1 million and $139.8 million, respectively, in the trailing and year-earlier three months. The linked-quarter reduction was largely due to the decline in prepayment penalty income, which totaled $17.1 million in the three months ended September 30, 2007, as compared to $22.3 million in the second quarter of the year. Year-over-year, net interest income rose $15.0 million, reflecting several factors, including an $11.8 million rise in prepayment penalty income and the higher yields produced by loans and securities.

    While interest income fell $3.8 million to $397.2 million in the three months ended September 30, 2007, reflecting the drop in prepayment penalty income, interest expense rose $2.4 million to $242.4 million during the same time. The decline in prepayment penalty income contributed to a seven-basis point drop in the average yield on loans during the quarter, limiting the rise in the average yield on interest-earning assets to one basis point. While the average yield rose to 6.11% on a linked-quarter basis, the average balance of interest-earning assets declined by $359.4 million to $26.0 billion over the three-month period.

    During the quarter, the interest income produced by loans declined $10.8 million, as the average balance declined $485.8 million to $19.0 billion and the average yield dropped to 6.37%. While the lower yield reflects the aforementioned reduction in prepayment penalty income, the lower average balance was attributable to two primary factors: the Company's conservative approach to multi-family lending when many of its competitors were originating loans on irrational terms, early in the quarter, as well as the seasonality of its multi-family niche.

    The linked-quarter decline in the interest income from loans was partly offset by an increase in the interest income produced by securities in the current third quarter. During the quarter, securities generated interest income of $81.8 million, up $8.5 million from the trailing-quarter amount. The increase stemmed from a $263.2 million rise in the average balance of such assets to $6.0 billion and a 35-basis point rise in the average yield to 5.47%. The latter increases are indicative of the deployment of cash flows from the sale of lower-yielding securities into higher-yielding agency-backed obligations.

    While the average balance of interest-bearing liabilities fell $306.8 million in the three months ended September 30, 2007, the impact of the reduction was offset by a five-basis point increase in the average cost of funds to 3.95%. Borrowed funds generated interest expense of $132.5 million, as the average balance of such funds rose $134.2 million to $11.9 billion and the cost of such funds rose nine basis points to 4.42%. The related increase in interest expense was partly offset by a $3.0 million reduction in the interest expense produced by interest-bearing deposits to $109.9 million, the result of a $441.0 million decline in the average balance to $12.5 billion and a one-basis point drop in the average cost to 3.50%. In addition, the average balance of non-interest-bearing deposits rose $18.6 million to $1.2 billion over the course of the quarter, partially reflecting deposits acquired in the transaction with Doral.

    CDs represented 54.3% of average interest-bearing deposits and generated interest expense of $78.6 million in the current third quarter, signifying a $1.7 million decline from the trailing-quarter amount. Reflecting a reduction in brokered CDs, as well as the strategic run-off of higher-cost deposits, the average balance of CDs fell $224.8 million over the course of the quarter, and the average cost of such funds was maintained at 4.60%.

    Reflecting the linked-quarter reduction in prepayment penalty income, the Company's net interest margin equaled 2.41% in the current third quarter, as compared to 2.44% in the trailing three-month period. The margin was up 17 basis points on a year-over-year basis, reflecting the same factors that contributed to the year-over-year rise in net interest income, described above.

    Non-interest Income (Loss)

    The Company recorded non-interest income of $84.4 million in the third quarter of 2007, as compared to a non-interest loss of $23.9 million in the second quarter of the year. The third quarter 2007 amount was increased by a $64.9 million gain on the sale of the Atlantic Bank headquarters building, and tempered by a $7.3 million net loss on the sale of securities in connection with the post-merger repositioning of the balance sheet.

    The second quarter 2007 loss was attributable to an other-than temporary impairment loss on securities of $57.0 million and a $1.8 million loss on debt redemption, which were only partly offset by a $9.2 million net gain on the sale of securities. The impairment loss was equivalent to $38.7 million, or $0.12 per diluted share, on an after-tax basis, and the loss on debt redemption was equivalent to $1.3 million after-tax. The net gain on the sale of securities was equal to $6.2 million, or $0.02 per diluted share, after tax.

    Absent the aforementioned pre-tax gains and losses, the Company recorded non-interest income of $26.9 million in the third quarter of 2007, as compared to $25.7 million in the trailing three-month period. In the third quarter of 2006, the Company recorded non-interest income of $23.5 million. The linked-quarter rise in non-interest income reflects an increase in both Bank-owned Life Insurance ("BOLI") income and other income, which rose $716,000 and $595,000 to $7.0 million and $9.2 million, respectively. These increases were only partly offset by a $123,000 decline in fee income to $10.6 million from the level recorded in the trailing three-month period. The year-over-year rise in non-interest income also was fueled by increased BOLI income and other income; in addition, fee income was up year-over-year.

    Non-interest Expense

    Non-interest expense totaled $78.7 million in the three months ended September 30, 2007, as compared to $84.6 million and $71.5 million, respectively, in the three months ended June 30, 2007 and September 30, 2006. Included in the second quarter 2007 amount was a charge of $3.2 million that was recorded in connection with the prepayment of wholesale borrowings, equivalent to $2.2 million, or $0.01 per diluted share, after-tax.

    Operating expenses accounted for $72.8 million of the September 30, 2007 total, a $2.8 million reduction from the second quarter level and a $6.4 million increase from the year-earlier amount. The year-over-year increase largely reflects the addition of PennFed's 24 branches in April, which boosted expenses in all three categories, together with accruals for the Company's stock incentive and management incentive compensation plans. While the acquisition of Doral's 11 branches on July 26th also contributed to the year-over-year increase in operating expenses, the impact was significantly lower, given the timing of the transaction, among other factors.

    The linked-quarter reduction in operating expenses was the net effect of a $752,000 decline in occupancy and equipment expense to $16.7 million, a $2.7 million decline in general and administrative expenses to $15.5 million, and a $673,000 increase in compensation and benefits expense to $40.6 million.

    The amortization of core deposit intangibles ("CDI") accounted for $5.9 million of total non-interest expense in the current third quarter, up $32,000 from the trailing-quarter level and $806,000 from the level recorded in the third quarter of 2006. The linked-quarter increase reflects the CDI acquired in the Doral branch transaction; the year-over-year increase also reflects the CDI acquired with PennFed.

    Income Tax Expense

    Income tax expense totaled $49.7 million in the current third quarter, up from $16.6 million and $29.4 million, respectively, in the trailing and year-earlier three months. The linked-quarter increase largely reflects the favorable impact of the gain on the sale of the Atlantic Bank headquarters on the Company's third quarter pre-tax income, as compared to the adverse impact of the impairment loss on the Company's pre-tax income in the second quarter of the year. Pre-tax income totaled $160.6 million in the current third quarter, as compared to $52.5 million in the three months ended June 30, 2007. In addition, the effective tax rate was 31.0% in the three months ended September 30, 2007, as compared to 31.5% in the trailing three-month period. In the third quarter of 2006, the Company recorded pre-tax income of $91.8 million and an effective tax rate of 32.0%.

    Company Profile

    New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and the leading producer of multi-family loans for portfolio in New York City. With 180 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Union, Ocean, Mercer, Middlesex, and Monmouth counties in New Jersey, New York Community Bank is the fourth largest thrift depository in the market it serves. Reflecting the growth of its franchise through in-market merger transactions, the Community Bank currently operates through nine local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, Penn Federal Savings Bank, and Synergy Bank. New York Commercial Bank currently has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

    Post-Earnings Conference Call

    The Company will host a conference call on October 19, 2007 at 9:30 a.m. (ET) to discuss its third quarter 2007 performance and strategies. The conference call may be accessed by dialing 888-819-8006 (for domestic calls) or 913-981-5543 (for international calls) and providing the following access code: 6361949. A replay of the conference call will be available approximately two hours following completion of the call through midnight on October 28th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived through 5:00 p.m. on October 31, 2007.

    Forward-looking Statements and Associated Risk Factors

    This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

    There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

    In addition, the following factors, among others, could cause the actual results of our recent acquisitions of PennFed Financial Services, Inc. and Synergy Financial Group, Inc., our acquisition of 11 branches and certain assets and liabilities from Doral Bank, FSB, and the expected benefits of the respective transactions to the combined company and our shareholders, to differ materially from the expectations stated in this release: a materially adverse change in the financial condition or results of operations of any of these companies; the ability of the Company to successfully integrate the assets, liabilities, customers, systems, and any personnel it may acquire into its operations pursuant to these transactions; and the Company's ability to realize the related revenue synergies and cost savings within the expected time frames.

    It also should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.



            - Financial Statements and Highlights Follow -


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                  (in thousands, except share data)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
                                             (unaudited)
Assets
Cash and cash equivalents                    $ 1,279,622  $   230,759
Securities available for sale:
   Mortgage-related securities                 1,036,077    1,664,337
   Other securities                              440,586      276,450
Securities held to maturity:
   Mortgage-related securities                 2,366,817    1,387,817
   Other securities                            2,053,630    1,597,380
                                            ------------- ------------
Total securities                               5,897,110    4,925,984
Mortgage loans:
   Multi-family                               13,639,672   14,532,652
   Commercial real estate                      3,096,728    3,114,446
   Construction                                1,137,667    1,099,844
   1-4 family                                    310,012      230,486
                                            ------------- ------------
Total mortgage loans                          18,184,079   18,977,428
Other loans                                      817,005      675,463
                                            ------------- ------------
Total loans                                   19,001,084   19,652,891
Less: Allowance for loan losses                  (88,030)     (85,389)
                                            ------------- ------------
Loans, net                                    18,913,054   19,567,502
Federal Home Loan Bank of New York stock,
 at cost                                         376,080      404,311
Premises and equipment, net                      197,455      196,084
Goodwill                                       2,349,504    2,148,108
Core deposit intangibles                         112,701      106,381
Other assets                                     914,379      903,241
                                            ------------- ------------
Total assets                                 $30,039,905  $28,482,370
                                            ============= ============

Liabilities and Stockholders' Equity
Deposits:
   NOW and money market accounts             $ 2,947,587  $ 3,156,988
   Savings accounts                            2,456,765    2,394,145
   Certificates of deposit                     6,619,367    5,944,585
   Non-interest-bearing accounts               1,543,785    1,123,286
                                            ------------- ------------
Total deposits                                13,567,504   12,619,004
                                            ------------- ------------
Official checks outstanding                       22,215       20,158
Borrowed funds:
   Wholesale borrowings                       11,225,313   11,070,333
   Junior subordinated debentures                500,527      455,659
   Other borrowings                              352,634      354,016
                                            ------------- ------------
Total borrowed funds                          12,078,474   11,880,008
Mortgagors' escrow                               119,922       74,736
Other liabilities                                220,316      198,627
                                            ------------- ------------
Total liabilities                             26,008,431   24,792,533
                                            ------------- ------------
Stockholders' equity:
   Preferred stock at par $0.01 (5,000,000
    shares authorized; none issued)                   --           --
   Common stock at par $0.01 (600,000,000
    shares authorized; 314,823,165 and
    295,350,936 shares issued; 314,823,165
    and 295,350,936 shares outstanding,
    respectively)                                  3,148        2,954
   Paid-in capital in excess of par            3,659,859    3,341,340
   Retained earnings (partially restricted)      403,940      421,313
   Less: Unallocated common stock held by
    ESOP                                          (3,751)      (4,604)
         Common stock held by SERP                (3,113)      (3,113)
   Accumulated other comprehensive loss          (28,609)     (68,053)
                                            ------------- ------------
Total stockholders' equity                     4,031,474    3,689,837
                                            ------------- ------------
Total liabilities and stockholders' equity   $30,039,905  $28,482,370
                                            ============= ============





                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)
                             (unaudited)

                                                For the Nine Months
                  For the Three Months Ended            Ended
                 ----------------------------- -----------------------
                 September           September September   September
                    30,    June 30,     30,        30,         30,
                   2007      2007      2006       2007        2006
                 --------- --------- --------- ----------- -----------
Interest Income:
  Mortgage and
   other loans   $302,665  $313,469  $288,839  $  914,601  $  821,519
  Securities       81,833    73,319    72,108     225,840     218,564
  Money market
   investments     12,726    14,221       350      27,193         994
                 --------- --------- --------  ----------- -----------
Total interest
 income           397,224   401,009   361,297   1,167,634   1,041,077
                 --------- --------- --------  ----------- -----------

Interest Expense:
  NOW and money
   market
   accounts        24,067    25,246    30,397      73,215      87,580
  Savings
   accounts         7,195     7,310     5,299      20,206      12,391
  Certificates of
   deposit         78,589    80,334    70,148     229,151     178,115
  Borrowed funds  132,495   127,003   115,575     382,847     342,089
  Mortgagors'
   escrow              26        34        31          93         141
                 --------- --------- --------  ----------- -----------
Total interest
 expense          242,372   239,927   221,450     705,512     620,316
                 --------- --------- --------  ----------- -----------
    Net interest
     income       154,852   161,082   139,847     462,122     420,761
Provision for
 loan losses           --        --        --          --          --
                 --------- --------- --------  ----------- -----------
    Net interest
     income after
     provision
     for loan
     losses       154,852   161,082   139,847     462,122     420,761
                 --------- --------- --------  ----------- -----------

Non-interest
 Income (Loss):
  Fee income       10,624    10,747    10,437      31,124      28,531
  Bank-owned life
   insurance        6,999     6,283     6,110      19,364      17,351
  Net (loss) gain
   on sale of
   securities      (7,307)    9,195        --       1,888       2,823
  Gain on sale of
   bank-owned
   property        64,879        --        --      64,879          --
  Loss on debt
   redemption          --    (1,848)       --      (1,848)         --
  Loss on other-
   than-temporary
   impairment of
   securities          --   (56,958)       --     (56,958)         --
  Loss on mark-
   to-market of
   interest rate
   swaps               --        --        --          --      (6,071)
  Other             9,247     8,652     6,920      26,145      23,668
                 --------- --------- --------  ----------- -----------
Total non-
 interest income
 (loss)            84,442   (23,929)   23,467      84,594      66,302
                 --------- --------- --------  ----------- -----------

Non-interest
 Expense:
Operating
 expenses:
  Compensation
   and benefits    40,599    39,926    34,478     117,728      96,536
  Occupancy and
   equipment       16,739    17,491    15,875      49,333      41,894
  General and
   administrative  15,462    18,178    16,075      50,679      44,433
                 --------- --------- --------  ----------- -----------
Total operating
 expenses          72,800    75,595    66,428     217,740     182,863
  Prepayment of
   borrowings          --     3,190        --       3,190          --
  Post-merger
   repositioning
   charge              --        --        --          --      27,609
  Amortization of
   core deposit
   intangibles      5,855     5,823     5,049      16,680      12,822
                 --------- --------- --------  ----------- -----------
Total non-
 interest expense  78,655    84,608    71,477     237,610     223,294
                 --------- --------- --------  ----------- -----------
Income before
 income taxes     160,639    52,545    91,837     309,106     263,769
Income tax
 expense           49,730    16,571    29,360      97,404      84,305
                 --------- --------- --------  ----------- -----------
    Net Income   $110,909  $ 35,974  $ 62,477  $  211,702  $  179,464
                 ========= ========= ========  =========== ===========

    Basic
     earnings per
     share       $   0.36  $   0.12  $   0.21  $     0.69  $     0.64
                 ========= ========= ========  =========== ===========
    Diluted
     earnings per
     share       $   0.35  $   0.12  $   0.21  $     0.69  $     0.63
                 ========= ========= ========  =========== ===========





                   NEW YORK COMMUNITY BANCORP, INC.
            RECONCILIATION OF GAAP AND OPERATING EARNINGS
                             (unaudited)

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that operating earnings are an important indication of its ability to generate earnings through ongoing operations.

For the three months ended September 30, 2007, the Company calculated its operating earnings by adding back to non-interest income the $7.3 million pre-tax net loss on the sale of securities and by subtracting from non-interest income the $64.9 million pre-tax gain on the sale of bank-owned property. In addition to reflecting these third quarter adjustments, the Company's operating earnings for the nine months ended September 30, 2007 were calculated by (1) subtracting from second quarter non-interest income the $9.2 million pre-tax net gain on the sale of securities; (2) adding back to second quarter non-interest income the $57.0 million pre-tax loss on the other-than-temporary impairment of securities; (3) adding back to second quarter non-interest income the $1.8 million pre-tax loss incurred in connection with the redemption of trust preferred securities (the "loss on debt redemption"); and (4) subtracting from second quarter non-interest expense the $3.2 million pre-tax charge for the prepayment of wholesale borrowings. To calculate its operating earnings for the nine months ended September 30, 2006, the Company subtracted from non-interest expense a pre-tax post-merger repositioning charge of $27.6 million and added back to non-interest income a $6.1 million pre-tax non-cash loss on the mark-to-market of interest rate swaps.

Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's GAAP and operating earnings for the three months ended September 30, 2007 and June 30, 2007, and for the nine months ended September 30, 2007 and 2006, follow. For the three months ended September 30, 2006, the Company's GAAP and operating earnings were the same.


                                For the                  For the
                           Three Months Ended       Nine Months Ended
                      ---------------------------- -------------------
                                           Sept.
(in thousands, except Sept. 30, June 30,     30,   Sept. 30, Sept. 30,
 per share data)         2007     2007      2006     2007      2006
                      --------- --------- -------- --------- ---------
GAAP Earnings         $110,909  $ 35,974  $62,477  $211,702  $179,464
Adjustments to GAAP
 earnings:
  Net loss (gain) on
   sale of securities    7,307    (9,195)      --    (1,888)       --
  Gain on sale of
   bank-owned
   property            (64,879)       --       --   (64,879)       --
  Loss on other-than-
   temporary
   impairment of
   securities               --    56,958       --    56,958        --
  Loss on debt
   redemption               --     1,848       --     1,848        --
  Loss on mark-to-
   market of interest
   rate swaps               --        --       --        --     6,071
  Prepayment of
   borrowings               --     3,190       --     3,190        --
  Post-merger
   repositioning
   charge                   --        --       --        --    27,609
Income tax effect on
 adjustments            17,823   (16,955)      --       868   (11,283)
                      --------- --------- -------- --------- ---------
Operating earnings    $ 71,160  $ 71,820  $62,477  $207,799  $201,861
                      ========= ========= ======== ========= =========

Diluted GAAP Earnings
 per Share            $   0.35  $   0.12  $  0.21  $   0.69  $   0.63
Adjustments to
 diluted GAAP
 earnings per share:
  Net loss (gain) on
   sale of securities     0.02     (0.02)      --        --        --
  Gain on sale of
   bank-owned
   property              (0.14)       --       --     (0.15)       --
  Loss on other-than-
   temporary
   impairment of
   securities               --      0.12       --      0.13        --
  Loss on debt
   redemption               --        --       --        --        --
  Loss on mark-to-
   market of interest
   rate swaps               --        --       --        --      0.01
  Prepayment of
   borrowings               --      0.01       --      0.01        --
  Post-merger
   repositioning
   charge                   --        --       --        --      0.07
                      --------- --------- -------- --------- ---------
Diluted operating
 earnings per share   $   0.23  $   0.23  $  0.21  $   0.68  $   0.71
                      ========= ========= ======== ========= =========





                   NEW YORK COMMUNITY BANCORP, INC.
 RECONCILIATION OF GAAP AND CASH EARNINGS AND ADJUSTED CASH EARNINGS
                             (unaudited)

While neither cash earnings nor adjusted cash earnings are measures of performance calculated in accordance with GAAP, the Company believes that these measures are important because of their contribution to tangible stockholders' equity. (Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 13 of this release.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders' equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

The Company also reports adjusted cash earnings in order to provide investors with an indication of its ability to generate cash earnings through ongoing operations. The Company calculated its adjusted cash earnings for the third quarter of 2007 by adding back to non-interest income the $7.3 million pre-tax net loss on the sale of securities and by subtracting from non-interest income the $64.9 million pre-tax gain on the sale of bank-owned property. In addition to reflecting these third quarter adjustments, the Company calculated its adjusted cash earnings for the nine months ended September 30, 2007 by (1) subtracting from second quarter non-interest income the $9.2 million pre-tax net gain on the sale of securities; (2) adding back to second quarter non-interest income the $1.8 million pre-tax loss incurred in connection with the redemption of trust preferred securities; and (3) subtracting from second quarter non-interest expense the $3.2 million pre-tax charge for the prepayment of wholesale borrowings. For the nine months ended September 30, 2006, the Company calculated its adjusted cash earnings by subtracting a $27.6 million pre-tax post-merger repositioning charge from non-interest expense and by adding back to non-interest income a $6.1 million pre-tax loss on the mark-to-market of interest rate swaps.

Neither cash earnings nor adjusted cash earnings should be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings and adjusted cash earnings may differ from that of other companies reporting measures with similar names. Reconciliations of the Company's GAAP and cash earnings and adjusted cash earnings for the three months ended September 30, 2007, June 30, 2007, and September 30, 2006 and for the nine months ended September 30, 2007 and 2006 follow:

                                                   For the Nine Months
                       For the Three Months Ended         Ended
                       --------------------------- -------------------
                                           Sept.
(in thousands, except  Sept. 30, June 30,    30,   Sept. 30, Sept. 30,
 per share data)         2007      2007     2006     2007      2006
                       --------- -------- -------- --------- ---------
GAAP Earnings          $110,909  $35,974  $62,477  $211,702  $179,464
Additional
 contributions to
 tangible stockholders'
 equity:
  Amortization and
   appreciation of
   shares held in
   stock-related
   benefit plans          2,871    2,640    1,557     7,109     4,740
  Associated tax
   benefits                (375)    (604)      34    (2,355)      231
  Dividends on
   unallocated ESOP
   shares                   365      365      546     1,095     1,637
  Amortization of core
   deposit intangibles    5,855    5,823    5,049    16,680    12,822
  Loss on other-than-
   temporary impairment
   of securities             --   38,668       --    38,668        --
                       --------- -------- -------- --------- ---------
Total additional
 contributions to
 tangible stockholders'
 equity                   8,716   46,892    7,186    61,197    19,430
                       --------- -------- -------- --------- ---------
Cash earnings          $119,625  $82,866  $69,663  $272,899  $198,894
                       ========= ======== ======== ========= =========

Diluted GAAP Earnings
 per Share             $   0.35  $  0.12  $  0.21  $   0.69  $   0.63
Additional
 contributions to
 diluted cash earnings
 per share:
  Amortization and
   appreciation of
   shares held in
   stock-related
   benefit plans           0.01     0.01     0.01      0.02      0.02
  Associated tax
   benefits                  --       --       --     (0.01)       --
  Dividends on
   unallocated ESOP
   shares                    --       --       --        --      0.01
  Amortization of core
   deposit intangibles     0.02     0.02     0.02      0.06      0.04
  Loss on other-than-
   temporary impairment
   of securities             --     0.12       --      0.13        --
                       --------- -------- -------- --------- ---------
Total additional
 contributions to
 diluted cash earnings
 per share                 0.03     0.15     0.03      0.20      0.07
                       --------- -------- -------- --------- ---------
Diluted cash earnings
 per share             $   0.38  $  0.27  $  0.24  $   0.89  $   0.70
                       ========= ======== ======== ========= =========

Cash Earnings          $119,625  $82,866  $69,663  $272,899  $198,894
Adjustments to cash
 earnings:
  Net loss (gain) on
   sale of securities     7,307   (9,195)      --    (1,888)       --
  Gain on sale of bank-
   owned property       (64,879)      --       --   (64,879)       --
  Loss on debt
   redemption                --    1,848       --     1,848        --
  Loss on mark-to-
   market of interest
   rate swaps                --       --       --        --     6,071
  Prepayment of
   borrowings                --    3,190       --     3,190        --
  Post-merger
   repositioning charge      --       --       --        --    27,609
Income tax effect on
 adjustments             17,823    1,335       --    19,158   (11,283)
                       --------- -------- -------- --------- ---------
Adjusted cash earnings $ 79,876  $80,044  $69,663  $230,328  $221,291
                       ========= ======== ======== ========= =========

Diluted Cash Earnings
 per Share             $   0.38  $  0.27  $  0.24  $   0.89  $   0.70
  Net loss (gain) on
   sale of securities      0.01    (0.02)      --        --        --
  Gain on sale of bank-
   owned property         (0.14)      --       --     (0.15)       --
  Loss on debt
   redemption                --       --       --        --        --
  Loss on mark-to-
   market of interest
   rate swaps                --       --       --        --      0.01
  Prepayment of
   borrowings                --     0.01       --      0.01        --
  Post-merger
   repositioning charge      --       --       --        --      0.07
                       --------- -------- -------- --------- ---------
Adjusted diluted cash
 earnings per share    $   0.25  $  0.26  $  0.24  $   0.75  $   0.78
                       ========= ======== ======== ========= =========





                   NEW YORK COMMUNITY BANCORP, INC.
  RECONCILIATION OF STOCKHOLDERS' EQUITY AND TANGIBLE STOCKHOLDERS'
                                EQUITY,
      TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
                             (unaudited)

Although tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company's performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders' equity and adjusted tangible stockholders' equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the sum of its goodwill and core deposit intangibles ("CDI") and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders' equity to tangible assets, the Company divides its tangible stockholders' equity by its tangible assets, both of which include after-tax net unrealized losses on securities. The Company also calculates its ratio of tangible stockholders' equity to tangible assets excluding the after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of "adjusted tangible stockholders' equity to adjusted tangible assets." In the second quarter of 2007, the Company calculated its ratio of adjusted tangible stockholders' equity to adjusted tangible assets by also excluding the $38.7 million after-tax loss on the other-than-temporary impairment of securities (the "impairment loss"). The Company calculates tangible book value by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Neither tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders' equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity, tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company's stockholders' equity, tangible stockholders' equity, and adjusted tangible stockholders' equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2007, June 30, 2007, and December 31, 2006 and the nine months ended September 30, 2007 and 2006 follow:


                                          At or for the
                                        Three Months Ended
                             ----------------------------------------
                               Sept. 30,     June 30,     Dec. 31,
                                  2007         2007         2006
                             ------------- ------------ -------------
(in thousands)
Total Stockholders' Equity    $ 4,031,474  $ 3,961,471  $  3,689,837
Less: Goodwill                 (2,349,504)  (2,330,704)   (2,148,108)
      Core deposit
       intangibles               (112,701)    (116,157)     (106,381)
                              ------------ ------------ -------------
Tangible stockholders' equity $ 1,569,269  $ 1,514,610  $  1,435,348

Total Assets                  $30,039,905  $29,623,750  $ 28,482,370
Less: Goodwill                 (2,349,504)  (2,330,704)   (2,148,108)
      Core deposit
       intangibles               (112,701)    (116,157)     (106,381)
                              ------------ ------------ -------------
Tangible assets               $27,577,700  $27,176,889  $ 26,227,881

Tangible Stockholders' Equity $ 1,569,269  $ 1,514,610  $  1,435,348
Add back: After-tax net
 unrealized losses on
 securities                        13,315       25,872        52,125
          Impairment loss              --       38,668            --
                              ------------ ------------ -------------
Adjusted tangible
 stockholders' equity         $ 1,582,584  $ 1,579,150  $  1,487,473

Tangible Assets               $27,577,700  $27,176,889  $ 26,227,881
Add back: After-tax net
 unrealized losses on
 securities                        13,315       25,872        52,125
          Impairment loss              --       38,668            --
                              ------------ ------------ -------------
Adjusted tangible assets      $27,591,015  $27,241,429  $ 26,280,006

Average Stockholders' Equity  $ 3,951,215  $ 3,916,867  $  3,652,575
Less: Average goodwill         (2,341,272)  (2,329,512)   (2,151,829)
      Average core deposit
       intangibles               (116,769)    (119,666)     (109,693)
                              ------------ ------------ -------------
Average tangible
 stockholders' equity         $ 1,493,174  $ 1,467,689  $  1,391,053

Average Assets                $29,816,281  $30,109,869  $ 28,524,090
Less: Average goodwill         (2,341,272)  (2,329,512)   (2,151,829)
      Average core deposit
       intangibles               (116,769)    (119,666)     (109,693)
                              ------------ ------------ -------------
Average tangible assets       $27,358,240  $27,660,691  $ 26,262,568

Net Income                    $   110,909  $    35,974  $     53,121
Add back: Amortization of
 core deposit intangibles,
 net of tax                         3,549        3,530         3,038
                              ------------ ------------ -------------
Adjusted net income           $   114,458  $    39,504  $     56,159


                                     At or for the
                                   Nine Months Ended
                              ---------------------------
                                Sept. 30,     Sept. 30,
                                  2007          2006
                              ------------- -------------
(in thousands)
Total Stockholders' Equity    $  4,031,474   $ 3,712,010
Less: Goodwill                  (2,349,504)   (2,151,951)
      Core deposit
       intangibles                (112,701)     (111,430)
                              ------------- -------------
Tangible stockholders' equity $  1,569,269   $ 1,448,629

Total Assets                  $ 30,039,905   $28,924,286
Less: Goodwill                  (2,349,504)   (2,151,951)
      Core deposit
       intangibles                (112,701)     (111,430)
                              ------------- -------------
Tangible assets               $ 27,577,700   $26,660,905

Tangible Stockholders' Equity $  1,569,269   $ 1,448,629
Add back: After-tax net
 unrealized losses on
 securities                         13,315        55,626
          Impairment loss               --            --
                              ------------- -------------
Adjusted tangible
 stockholders' equity         $  1,582,584   $ 1,504,255

Tangible Assets               $ 27,577,700   $26,660,905
Add back: After-tax net
 unrealized losses on
 securities                         13,315        55,626
          Impairment loss               --            --
                              ------------- -------------
Adjusted tangible assets      $ 27,591,015   $26,716,531

Average Stockholders' Equity  $  3,825,963   $ 3,505,233
Less: Average goodwill          (2,273,278)   (2,077,447)
      Average core deposit
       intangibles                (113,740)     (102,774)
                              ------------- -------------
Average tangible
 stockholders' equity         $  1,438,945   $ 1,325,012

Average Assets                $ 29,392,932   $27,973,989
Less: Average goodwill          (2,273,278)   (2,077,447)
      Average core deposit
       intangibles                (113,740)     (102,774)
                              ------------- -------------
Average tangible assets       $ 27,005,914   $25,793,768

Net Income                    $    211,702   $   179,464
Add back: Amortization of
 core deposit intangibles,
 net of tax                         10,111         7,670
                              ------------- -------------
Adjusted net income           $    221,813   $   187,134





                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                                 Three Months Ended
               -------------------------------------------------------
                   September 30, 2007             June 30, 2007
               --------------------------- ---------------------------
                                   Average                     Average
                 Average            Yield/   Average            Yield/
                 Balance   Interest  Cost    Balance   Interest  Cost
               ----------- -------- ------ ----------- -------- ------
Assets:
 Interest-
  earning
  assets:
   Mortgage and
    other
    loans, net $18,979,750 $302,665  6.37% $19,465,563 $313,469  6.44%
   Securities    5,987,562   81,833  5.47    5,724,322   73,319  5.12
   Money market
    investments    989,423   12,726  5.10    1,126,275   14,221  5.06
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  earning
  assets        25,956,735  397,224  6.11   26,316,160  401,009  6.10
 Non-interest-
  earning
  assets         3,859,546                   3,793,709
               -----------                 -----------
 Total assets  $29,816,281                 $30,109,869
               ===========                 ===========
Liabilities and
 Stockholders'
 Equity:
 Interest-
  bearing
  deposits:
   NOW and
    money
    market
    accounts   $ 3,064,306 $ 24,067  3.12% $ 3,129,495 $ 25,246  3.24%
   Savings
    accounts     2,534,661    7,195  1.13    2,618,547    7,310  1.12
   Certificates
    of deposit   6,772,774   78,589  4.60    6,997,582   80,334  4.60
   Mortgagors'
    escrow          99,653       26  0.10      166,731       34  0.08
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  deposits      12,471,394  109,877  3.50   12,912,355  112,924  3.51
   Borrowed
    funds       11,891,671  132,495  4.42   11,757,489  127,003  4.33
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  liabilities   24,363,065  242,372  3.95   24,669,844  239,927  3.90
 Non-interest-
  bearing
  deposits       1,219,793                   1,201,180
 Other
  liabilities      282,208                     321,978
               -----------                 -----------
 Total
  liabilities   25,865,066                  26,193,002
 Stockholders'
  equity         3,951,215                   3,916,867
               -----------                 -----------
 Total
  liabilities
  and
  stockholders'
  equity       $29,816,281                 $30,109,869
               ===========                 ===========
 Net interest
  income/
  interest rate
  spread                   $154,852  2.16%             $161,082  2.20%
                           ======== ======             ======== ======
 Net interest-
  earning
  assets/net
  interest
  margin       $ 1,593,670           2.41% $ 1,646,316           2.44%
               ===========          ====== ===========          ======
 Ratio of
  interest-
  earning
  assets to
  interest-
  bearing
  liabilities                        1.07x                       1.07x
                                    ======                      ======

 Core deposits $ 6,818,760 $ 31,262  1.82% $ 6,949,222 $ 32,556  1.88%
               =========== ======== ====== =========== ======== ======





                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                          Three Months Ended September 30,
               -------------------------------------------------------
                          2007                        2006
               --------------------------- ---------------------------
                                   Average                     Average
                 Average            Yield/   Average            Yield/
                 Balance   Interest  Cost    Balance   Interest  Cost
               ----------- -------- ------ ----------- -------- ------
Assets:
 Interest-
  earning
  assets:
   Mortgage and
    other
    loans, net $18,979,750 $302,665  6.37% $19,424,240 $288,839  5.94%
   Securities    5,987,562   81,833  5.47    5,712,371   72,108  5.05
   Money market
    investments    989,423   12,726  5.10       29,436      350  4.72
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  earning
  assets        25,956,735  397,224  6.11   25,166,047  361,297  5.74
 Non-interest-
  earning
  assets         3,859,546                   3,407,162
               -----------                 -----------
 Total assets  $29,816,281                 $28,573,209
               ===========                 ===========
Liabilities and
 Stockholders'
 Equity:
 Interest-
  bearing
  deposits:
   NOW and
    money
    market
    accounts   $ 3,064,306 $ 24,067  3.12% $ 3,438,853 $ 30,397  3.51%
   Savings
    accounts     2,534,661    7,195  1.13    2,563,579    5,299  0.82
   Certificates
    of deposit   6,772,774   78,589  4.60    6,416,244   70,148  4.34
   Mortgagors'
    escrow          99,653       26  0.10      103,218       31  0.12
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  deposits      12,471,394  109,877  3.50   12,521,894  105,875  3.35
   Borrowed
    funds       11,891,671  132,495  4.42   10,972,048  115,575  4.18
               ----------- -------- ------ ----------- -------- ------
 Total
  interest-
  bearing
  liabilities   24,363,065  242,372  3.95   23,493,942  221,450  3.74
 Non-interest-
  bearing
  deposits       1,219,793                   1,228,255
 Other
  liabilities      282,208                     217,744
               -----------                 -----------
 Total
  liabilities   25,865,066                  24,939,941
 Stockholders'
  equity         3,951,215                   3,633,268
               -----------                 -----------
 Total
  liabilities
  and
  stockholders'
  equity       $29,816,281                 $28,573,209
               ===========                 ===========
 Net interest
  income/
  interest rate
  spread                   $154,852  2.16%             $139,847  2.00%
                           ======== ======             ======== ======
 Net interest-
  earning
  assets/net
  interest
  margin       $ 1,593,670           2.41% $ 1,672,105           2.24%
               ===========          ====== ===========          ======
 Ratio of
  interest-
  earning
  assets to
  interest-
  bearing
  liabilities                        1.07x                       1.07x
                                    ======                      ======

 Core deposits $ 6,818,760 $ 31,262  1.82% $ 7,230,687 $ 35,696  1.96%
               =========== ======== ====== =========== ======== ======





                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                             (unaudited)

                           Nine Months Ended September 30,
               -------------------------------------------------------
                          2007                        2006
               --------------------------- ---------------------------
                                   Average                     Average
                 Average            Yield/   Average            Yield/
                 Balance   Interest  Cost    Balance   Interest  Cost
               ----------- --------- ----- ----------- --------- -----
Assets:
 Interest-
  earning
  assets:
   Mortgage and
    other
    loans, net $19,310,587  $914,601 6.32% $18,668,144  $821,519 5.87%
   Securities    5,675,776   225,840 5.31    5,928,496   218,564 4.92
   Money market
    investments    715,563    27,193 5.08       30,164       994 4.41
               ----------- --------- ----- ----------- --------- -----
 Total
  interest-
  earning
  assets        25,701,926 1,167,634 6.06   24,626,804 1,041,077 5.64
 Non-interest-
  earning
  assets         3,691,006                   3,347,185
               -----------                 -----------
 Total assets  $29,392,932                 $27,973,989
               ===========                 ===========
Liabilities and
 Stockholders'
 Equity:
 Interest-
  bearing
  deposits:
   NOW and
    money
    market
    accounts    $3,045,754   $73,215 3.21%  $3,600,867   $87,580 3.25%
   Savings
    accounts     2,519,384    20,206 1.07    2,512,672    12,391 0.66
   Certificates
    of deposit   6,634,885   229,151 4.62    5,859,821   178,115 4.06
   Mortgagors'
    escrow         128,803        93 0.10      125,828       141 0.15
               ----------- --------- ----- ----------- --------- -----
 Total
  interest-
  bearing
  deposits      12,328,826   322,665 3.50   12,099,188   278,227 3.07
   Borrowed
    funds       11,773,987   382,847 4.35   11,015,469   342,089 4.15
               ----------- --------- ----- ----------- --------- -----
 Total
  interest-
  bearing
  liabilities   24,102,813   705,512 3.91   23,114,657   620,316 3.59
 Non-interest-
  bearing
  deposits       1,172,809                   1,107,236
 Other
  liabilities      291,347                     246,863
               -----------                 -----------
 Total
  liabilities   25,566,969                  24,468,756
 Stockholders'
  equity         3,825,963                   3,505,233
               -----------                 -----------
 Total
  liabilities
  and
  stockholders'
  equity       $29,392,932                 $27,973,989
               ===========                 ===========
 Net interest
  income/
  interest rate
  spread                    $462,122 2.15%              $420,761 2.05%
                           ========= =====             ========= =====
 Net interest-
  earning
  assets/net
  interest
  margin        $1,599,113           2.39%  $1,512,147           2.27%
               ===========           ===== ===========           =====
 Ratio of
  interest-
  earning
  assets to
  interest-
  bearing
  liabilities                        1.07x                       1.07x
                                     =====                       =====

 Core deposits  $6,737,947   $93,421 1.85%  $7,220,775   $99,971 1.85%
               =========== ========= ===== =========== ========= =====





                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
       (dollars in thousands, except share and per share data)
                             (unaudited)


                                    For the Three Months Ended
                             -----------------------------------------
                               Sept. 30,     June 30,      Sept. 30,
                                 2007          2007          2006
                             ------------- ------------- -------------
GAAP EARNINGS DATA:
Net income                   $    110,909  $     35,974  $     62,477
Basic earnings per share             0.36          0.12          0.21
Diluted earnings per share           0.35          0.12          0.21
Return on average assets             1.49%         0.48%         0.87%
Return on average tangible
 assets (1)                          1.67          0.57          1.00
Return on average
 stockholders' equity               11.23          3.67          6.88
Return on average tangible
 stockholders' equity (1)           30.66         10.77         19.14
Efficiency ratio (2)                30.42         55.12         40.68
Operating expenses to
 average assets                      0.98          1.00          0.93
Interest rate spread                 2.16          2.20          2.00
Net interest margin                  2.41          2.44          2.24
Shares used for basic EPS
 computation                  312,077,886   310,847,788   292,244,262
Shares used for diluted EPS
 computation                  313,597,185   312,443,563   293,550,619

OPERATING EARNINGS DATA: (3)
Operating earnings           $     71,160  $     71,820  $     62,477
Basic operating earnings per
 share                               0.23          0.23          0.21
Diluted operating earnings
 per share                           0.23          0.23          0.21
Return on average assets             0.95%         0.95%         0.87%
Return on average tangible
 assets (1)                          1.09          1.09          1.00
Return on average
 stockholders' equity                7.20          7.33          6.88
Return on average tangible
 stockholders' equity (1)           20.01         20.54         19.14
Operating efficiency ratio
 (2)                                40.06         40.48         40.68

CASH EARNINGS DATA: (4)
Cash earnings                $    119,625  $     82,866  $     69,663
Basic cash earnings per
 share                               0.38          0.27          0.24
Diluted cash earnings per
 share                               0.38          0.27          0.24
Cash return on average
 assets                              1.60%         1.10%         0.98%
Cash return on average
 tangible assets (1)                 1.75          1.20          1.06
Cash return on average
 stockholders' equity               12.11          8.46          7.67
Cash return on average
 tangible stockholders'
 equity (1)                         32.05         22.58         20.35
Cash efficiency ratio (2)           29.22         37.58         39.72

ADJUSTED CASH EARNINGS DATA:
 (4)
Adjusted cash earnings       $     79,876  $     80,044  $     69,663
Basic adjusted cash earnings
 per share                           0.26          0.26          0.24
Diluted adjusted cash
 earnings per share                  0.25          0.26          0.24
Adjusted cash return on
 average assets                      1.07%         1.06%         0.98%
Adjusted cash return on
 average tangible assets (1)         1.17          1.16          1.06
Adjusted cash return on
 average stockholders'
 equity                              8.09          8.17          7.67
Adjusted cash return on
 average tangible
 stockholders' equity (1)           21.40         21.81         20.35
Adjusted cash efficiency
 ratio (2)                          38.48         39.06         39.72



                                          For the Nine Months Ended
                                         ----------------------------
                                           Sept. 30,     Sept. 30,
                                             2007           2006
                                         ------------- --------------
GAAP EARNINGS DATA:
Net income                               $    211,702  $    179,464
Basic earnings per share                         0.69          0.64
Diluted earnings per share                       0.69          0.63
Return on average assets                         0.96%         0.86%
Return on average tangible assets (1)            1.10          0.97
Return on average stockholders' equity           7.38          6.83
Return on average tangible
 stockholders' equity (1)                       20.55         18.83
Efficiency ratio (2)                            39.83         37.54
Operating expenses to average assets             0.99          0.87
Interest rate spread                             2.15          2.05
Net interest margin                              2.39          2.27
Shares used for basic EPS computation     305,485,131   282,314,713
Shares used for diluted EPS computation   306,899,035   283,779,872

OPERATING EARNINGS DATA: (3)
Operating earnings                       $   $207,799  $   $201,861
Basic operating earnings per share               0.68          0.72
Diluted operating earnings per share             0.68          0.71
Return on average assets                         0.94%         0.96%
Return on average tangible assets (1)            1.08          1.08
Return on average stockholders' equity           7.24          7.68
Return on average tangible
 stockholders' equity (1)                       20.19         21.08
Operating efficiency ratio (2)                  40.42         37.08

CASH EARNINGS DATA: (4)
Cash earnings                            $   $272,899       $198,894
Basic cash earnings per share                    0.89           0.70
Diluted cash earnings per share                  0.89           0.70
Cash return on average assets                    1.24%          0.95%
Cash return on average tangible assets
 (1)                                             1.35           1.03
Cash return on average stockholders'
 equity                                          9.51           7.57
Cash return on average tangible
 stockholders' equity (1)                       25.29          20.01
Cash efficiency ratio (2)                       34.89          36.57

ADJUSTED CASH EARNINGS DATA: (4)
Adjusted cash earnings                   $   $230,328       $221,291
Basic adjusted cash earnings per share           0.75           0.78
Diluted adjusted cash earnings per
 share                                           0.75           0.78
Adjusted cash return on average assets           1.04%          1.05%
Adjusted cash return on average
 tangible assets (1)                             1.14           1.14
Adjusted cash return on average
 stockholders' equity                            8.03           8.42
Adjusted cash return on average
 tangible stockholders' equity (1)              21.34          22.27
Adjusted cash efficiency ratio (2)              39.10          36.12


(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 13 of this release.
(2) The Company calculates its GAAP, operating, cash, and adjusted cash efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings and of GAAP and cash earnings and adjusted cash earnings on pages 11 and 12 of this release.
(3) Please see the reconciliation of GAAP and operating earnings on page 11 of this release.
(4) Please see the reconciliations of GAAP and cash earnings and adjusted cash earnings on page 12 of this release.





                   NEW YORK COMMUNITY BANCORP, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited)

                                At September              At December
                                     30,     At June 30,       31,
                                    2007         2007         2006
                                ------------ ------------ ------------
BALANCE SHEET DATA:
Book value per share                 $12.85       $12.67       $12.56
Tangible book value per share
 (1)                                   5.00         4.85         4.88
Stockholders' equity to total
 assets                               13.42%       13.37%       12.95%
Tangible stockholders' equity to
 tangible assets (1)                   5.69         5.57         5.47
Tangible stockholders' equity to
 tangible assets excluding
 after-tax net unrealized losses
 on securities (1)(2)                  5.74         5.80         5.66
Shares used for book value and
 tangible book value per share
 computations (1)               313,633,512  312,572,289  293,890,372
Total shares issued and
 outstanding                    314,823,165  313,852,246  295,350,936

ASSET QUALITY RATIOS:
Non-performing loans to total
 loans                                 0.11%        0.07%        0.11%
Non-performing assets to total
 assets                                0.07         0.05         0.08
Allowance for loan losses to
 non-performing loans                423.06       641.64       402.72
Allowance for loan losses to
 total loans                           0.46         0.47         0.43

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 13 of this release.
(2) The ratio at June 30, 2007 also excludes the second quarter after-tax loss on the other-than-temporary impairment of securities.





                        Footnotes to the Text
----------------------------------------------------------------------
(1) Please see page 12 for a reconciliation of our GAAP and cash earnings and adjusted cash earnings.
(2) Please see page 11 for a reconciliation of our GAAP and operating earnings.
(3) The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliation of GAAP and operating earnings on page 11 of this release.
(4) As the acquisition of Synergy was completed on October 1, 2007, its assets and liabilities are not included in our September 30, 2007 balance sheet.
(5) Please see page 13 for a reconciliation of our stockholders' equity and tangible stockholders' equity and the related measures.



    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola
             First Senior Vice President &
             Director, Investor Relations
             516-683-4420